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                      Exhibit 7. Subsidiaries of Registrant


       Registrant owns one subsidiary, Broward Recycling, Inc. ("BRI"). BRI was incorporated under the laws of the State of Florida on July 10, 1981. BRI operates only in the State of Florida.